EXHIBIT 8(v)

                          USAA Transfer Agency Company

                        Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                             USAA MUTUAL FUND, INC.
                                   Value Fund



-------------------------------------------------------------------------------
GENERAL - Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. There is a minimum charge of $2,000 per month applicable to the entire fund complex.

ANNUAL MAINTENANCE CHARGES - The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. USAA Transfer Agency Company will charge for each open account from the month the account is opened through January of the year following the year all funds are redeemed from the account.


      Value Fund - charge per account                        $23.00


USAA MUTUAL FUND, INC.                        USAA TRANSFER AGENCY COMPANY
Value Fund




By:   /S/ CHRISTOPHER W. CLAUS                By:   /S/ TERRI L. LUENSMANN
      ------------------------                      ----------------------
      Christopher W. Claus                          Terri L. Luensmann
      President                                     Vice President


Date:    August 3, 2001                       Date:   August 3, 2001